Exhibit 99

TITAN INTERNATIONAL ANNOUNCES 2012 GUIDANCE

QUINCY, Ill - December 9, 2011 -  Titan International (NYSE:  TWI) will announce its 2012 sales predictions in a conference call Tuesday, December 13th.

“We have had a great year and we are forecasting 2012 to be our best year based on the conditions I see today,” commented Maurice Taylor, Chairman and CEO of Titan International.  “The agriculture market remains strong, earthmover is booming and we see great opportunities in the export market.  Assuming little change in raw material costs, I forecast Titan sales to range $1.7 billion to $1.9 billion for 2012.  This sales range is projected to generate an EBITDA from $225 million to $300 million.”

There are catalysts that may drive these ranges higher.   If the necessary equipment is installed at the respective facilities by September 2012, sales could exceed $2 billion.  The 2012 forecast does not include any anticipated acquisitions. Details of any pending acquisitions would not be available for discussion until a public announcement is filed by the company.

Sales for 2011 are expected to be in range with the September guidance of $1.4 billion.  “We exit the year with much optimism for what lies ahead for ag, construction and earthmoving business,” says Taylor.

“I wish you all a safe, healthy and happy holiday season.  2012 will be a real wild ride!”

The conference call will be held on Tuesday, December 13th at 1:00 E.T.  To participate in the call, dial (800) 398-9379 five minutes prior to the scheduled time.  International callers dial (612) 332-0226.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2010. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773